Exhibit 99.2

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2010
(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,117,917
Restricted cash	23,192,802
Notes receivable, net of reserve of $736,279 and $732,461 at June 30, 2010 and March 31, 2010, respectively	-
Inventories, net	2,765,992
Prepayments for goods	323,773
Due from employees	-
Other assets	224,266
Due from a related party	233,080
Deferred taxes	492,396
Total current assets	28,350,226

Plant and equipment, net	15,700,625
Land use rights, net	1,602,991
Construction in progress	30,077,799
Deposits	1,214,907
Deferred taxes	761,785
Other long-term assets	9,766
Total long-term assets	49,367,873

TOTAL ASSETS	$77,718,099

CURRENT LIABILITIES
Accounts payable	$8,749,292
Other payables and accrued liabilities	1,335,489
Short-term debt	41,249,319
Customer deposits	4,341,424
Due to employees	88,159
Payable to contractors	1,174,841
Due to related parties	12,423,325
Deferred taxes	459,427
Taxes payable	573,587
Derivative liabilities	479,645
Current portion of long-term notes payable	534,539
Total current liabilities	71,409,047

LONG-TERM LIABILITIES
Long-term bank loan	2,945,118
Deferred taxes	794,754
Due to employees	127,506
Total long-term liabilities	3,867,378

TOTAL LIABILITIES	$78,188,883

SHAREHOLDERS' EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 17,012,458 and 12,640,000 shares issued and outstanding at June 30, 2010 and March 31, 2010, respectively	17,012
Additional paid-in capital	8,376,523
Retained deficit (restricted portion was $0 and $950,327 at June 30, 2010 and March 31, 2010, respectively )	(8,500,966)
Accumulated other comprehensive income	2,549,105
TOTAL SHAREHOLDERS' EQUITY	2,441,674

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$77,718,099